UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☐  Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Questar Corporation

(Name of Registrant as Specified In Its Charter)

Dominion Resources, Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

New FAQs made available to Questar Corporation employees by Dominion Resources, Inc. regarding the merger transaction

February 12, 2016

Coming to Work at Dominion

(New) Will we transition to Dominion’s policies?

Not necessarily. We are committed to reviewing the policies and programs of each company to find those that are best suited to our needs as a company going forward.

(New) Does Dominion offer a transportation subsidy?

Dominion does not currently have a transportation subsidy. As part of the transition, we will be reviewing the policies and programs to find those that are best suited to our needs as a company going forward.

(New) What is Dominion’s Severance Policy?

Dominion’s policy has two components of compensation for full time and part time (greater than 1000 hours per year) employees: advance notice and severance pay.

During advance notice, which is a two month period, base salary and benefits continue. At the end of advance notice, employment is ended and severance payments begin. Severance is paid based on length of service. For each year of service, you receive 3 weeks of base pay. Minimum severance payment is 9 weeks of pay and maximum is 52 weeks of pay. Your medical plan coverage will continue through COBRA at no cost for 6 months following the end of your two-month advance notice period.

The Dominion Severance Summary will be posted to the extranet soon which contains additional details about the policy.

(New) Can you tell me more about Dominion’s Matching Gift Program?

Yes. Dominion currently has a matching gift program that all employees and retirees are encouraged to utilize. Community involvement is an important component here at Dominion. The link to our Matching Gift Program is below. You will notice we provide a 2:1 match for employees/retirees that are in leadership positions or donate more than 50 hours of service to the respective organization. Other contributions are a 1:1 match up to a total of $5000 per year.

One item to note, Dominion does not currently match employee contributions to the United Way because of the large corporate contribution we make.

You can learn more here:

https://www.cybergrants.com/dominion/docs/2014%20Matching%20Gift%20Form.pdf

Benefits at Dominion (General)

(New) I have already started my degree program through Questar’s Education Assistance. Does that mean my reimbursement will change to Dominion’s limits?

No. If you are already enrolled and using the Questar Education Assistance plan, we will honor your current plan through the transition.

(New) Does Dominion offer retiree life insurance coverage?

While Dominion no longer offers that benefit to employees hired on or after January 1, 2005, there is a population of current Dominion employees eligible for retiree life insurance coverage.

(New) Does Dominion offer early retirement incentives?

The Dominion Pension Plan (traditional formula) allows retirement and commencement of pension payments at age 55, though at a reduced benefit. At age 60, the benefit is no longer reduced.

Benefits at Dominion (401(k))

(New) Does Dominion’s 401(k) plan allow loans?

The Dominion Savings Plan allows up to two loans. The minimum you can borrow is $1,000 and the maximum loan amount is 50% of your total vested account balance or $50,000.

(New) What investment options are available within the Dominion 401(k) plan?

Currently the following funds are offered in the Dominion Savings Plan:

•	S&P Index Fund

•	Small/Mid Cap Equity Index Fund

•	International Equity Fund

•	Emerging Markets Equity Fund

•	International Bond Fund

•	Intermediate Bond Fund

•	1-3 year Bond Fund

•	Dominion Money Market Fund

•	Real Estate Fund

•	Multi-Asset Class Inflation Managed Fund

•	Dominion Company Stock

•	Various Retirement date funds – 10 separate funds with various target dates.

Compensation at Dominion

(New) What are the different engineering titles at Dominion? What are the experience requirements for each level and the pay scale?

Currently, Dominion has the following engineering titles:

•	Career progression roles are Engineer I, Engineer II, Engineer III

•	Higher level specialty roles based on business unit needs are Consulting Engineer and Principal Engineer

The years of experience and knowledge, skills and abilities needed for each role increase with each level.

Salary ranges are reviewed and adjusted annually based on market pricing.

(New) How does Dominion compensate their employee’s for being on call (stand by)?

Stand by pay is paid on a per-diem basis – that is, a flat dollar amount for each calendar day of stand by.

(New) In prior mergers, did you review the job classification of the merging company and convert them to your job classifications?

We work in partnership with the company to complete job mapping, determining how job titles map to our existing roles or if there is not a comparable job match, we create new job titles for the role.

(New) Where do you currently have Geologists and Geophysicists within Dominion?

We currently have Geologists/Geophysicists roles within the Geological Services function in Dominion Transmission.

(New) What is Dominion’s compensation philosophy?

Dominion’s compensation philosophy is designed to attract, motivate and retain employees by providing a compensation package that is fair and equitable, competitive with the market, internally aligned and supports the company’s business strategy.

(New) Do I need to worry after 12/31/2017 that my wages will be cut?

We will be working closely in partnership with Questar HR to complete job mapping, determining how job titles map to our existing roles or if there is not a comparable job match, we create new job titles for the role. This process is not yet underway and will not be for some time. Therefore, it is very premature to consider if wages would be affected.